Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Strong Third Quarter Results
Sales increase of 18% led by growth across all businesses;
Strategic improvement plan will increase annual pre-tax earnings
$25-$30 million in 2006
•	Adjusted earnings $3.41 per diluted share; Reported earnings $2.58 per diluted share

•	North America segment sales increase 12% in third quarter, 8% year-to-date

•	Strong cash flow expected to exceed original projections

•	Completed refinancing effort to save $4 million annually
MARYSVILLE, Ohio (July 28, 2005) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that its sales and adjusted net income for the third quarter of fiscal 2005 improved 18 percent and 15 percent respectively.
     The Company also said that its recently announced Strategic Improvement Plan is expected to increase annual pre-tax earnings by $25-$30 million beginning in fiscal 2006. This improvement will be incremental to the 10-12 percent net income growth the Company targets each year.
     “The strength of our business today, coupled with improvements we are making as we prepare for fiscal 2006, gives us confidence in our ability to continue to develop an enduring franchise that is committed to enhancing shareholder value,” said Jim Hagedorn, chairman and chief executive officer. “We have a unique opportunity to make changes to our organization without sacrificing our ability to consistently generate growth and ensure our long-term success.”
     For the quarter ended July 2, 2005, adjusted net income, excluding restructuring and other charges, was $117.2 million, or $3.41 per diluted share, a 15 percent increase from the same period last year. Reported net income for the quarter was $88.5 million, or $2.58 per diluted share, a 12 percent decrease from the same period last year.

     All business units reported sales growth in the quarter, including a 12 percent increase in the core North America consumer business, which generates the majority of the Company’s sales and profits.
     “The strength of our brands was evident again in the third quarter as consumer purchases of our products increased 14 percent, rebounding strongly from a delayed start to the season,” Hagedorn said. “Our business units are on track to improve their operating profits by more than 10 percent, in line with our expectations. However, the strong growth in operating profits is not enough to offset higher than expected legal expenses and Sarbanes-Oxley compliance costs, which is why we recently reduced our guidance for adjusted net income growth for the year to a range of 6-10 percent.”
     ScottsMiracle-Gro also said it has recently completed the refinancing of its existing credit facility by entering into a $1 billion revolving credit facility to replace its previous revolver and term notes. The new 5-year facility provides for tighter borrowing spreads and more flexibility to prepay debt, allowing the Company to save an estimated $4 million in interest expense compared to the previous borrowing arrangement.
     “Our high levels of free cash flow and continued focus on further strengthening our balance sheet gives us tremendous flexibility to support our long-term business strategies as well as begin to return cash to shareholders through our recently announced plan to declare a dividend,” said Chris Nagel, executive vice president and chief financial officer.
     The Company’s strong working capital management is expected to result in approximately $100 million in free cash flow for the year after the acquisition of Smith & Hawken.
THIRD QUARTER 2005 RESULTS
     Company-wide sales growth was 18 percent in the quarter, or 11 percent excluding Smith & Hawken. Sales for the core North America business increased 12 percent to $656.7 million from $588.0 million for the same period last year. Sales growth and strong SG&A control in North America led to a 10 percent improvement in operating income to $180.9 million.

     Scotts LawnService reported a 20 percent increase in sales to $59.8 million, and its operating profit improved more than 30 percent from last year to $17 million. Customer retention rate of 71 percent remains at an all-time high for the business.
     International sales were $136.0 million, up 4 percent from $131.1 million a year earlier. Excluding the impact of foreign exchange rates, sales in the quarter were flat. Operating income increased 5 percent to $20.7 million.
     Gross margins in the quarter declined 80 basis points to 39.0 percent due to increased commodity costs and unfavorable product mix.
     Net Roundup commission was a loss of $21.6 million, which includes a one-time charge of $45.7 million resulting from recording a liability for the outstanding balance of the deferred contribution amounts payable to Monsanto under the Roundup agreement. As previously disclosed, the Company had considered the deferred contribution as a contingent liability. The Company now believes it is appropriate to record the liability based on numerous economic factors, including the recent strong performance of the Roundup business. Excluding this charge, the commission would have been $24.1 million in the quarter, compared with $23.4 million a year earlier.
     In July 2005, the Company collected $15 million in satisfaction of its outstanding judgment against Central Garden & Pet. In connection with this payment, the Company recorded $4.1 million in other income and a credit of $7.9 million in “SG&A – restructuring and other” in the third quarter. The remainder of the payment was applied against the net receivable due from Central. Offsetting the credit to “SG&A – restructuring and other” is a restructuring charge associated with the first phase of the Company’s Strategic Improvement Plan.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) were $168.6 million in the quarter, compared with $189.7 million a year earlier. Excluding restructuring and other charges and the charge associated with the Roundup agreement, adjusted EBITDA was $214.2 million, compared with $192.3 million for the same period last year.

YEAR-TO-DATE 2005 THROUGH NINE MONTHS
     Net sales through the first nine months were $1.94 billion, up 16 percent from $1.67 billion a year earlier. Net sales increased 9 percent excluding Smith & Hawken. In North America, sales in the first nine months increased 8 percent to $1.35 billion, versus $1.25 billion for last year’s comparable period, and operating income was up 14 percent to $317.3 million. Scotts LawnService sales increased 21 percent to $102.3 million, while its operating loss was reduced by 45 percent to $3.5 million.
     Year-to-date International sales were $362.3 million, up 7 percent compared with the same period last year. Excluding the impact of foreign exchange rates, sales increased 1 percent. Operating income increased 8 percent to $45.3 million.
     Gross margins for the first nine months declined 50 basis points to 37.9 percent, impacted by the same factors as noted for the quarter. Net Roundup commission through the first nine months was a loss of $13.6 million. Excluding the one-time charge related to the contribution amounts mentioned earlier, the commission would have been $32.1 million compared with $24.5 million for the first nine months of last year.
     EBITDA in the first nine months was $257.0 million. Excluding restructuring and other charges and the charge associated with the Roundup agreement, adjusted EBITDA was $325.9 million compared with $295.2 million for the same period last year. Adjusted net income, excluding restructuring and other charges, was $152.0 million, or $4.45 per diluted share, compared with $132.7 million, or $4.00 per diluted share, for the same period last year. Net income was $109.0 million, or $3.19 per diluted share, compared with net income of $102.7 million, or $3.09 per diluted share for the same period last year.
     The Company will discuss its third quarter results during a Web cast and conference call at 10:00 a.m. Eastern Time today. This call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Web cast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro
With more than $2 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Senior Director
Investor Relations & Corporate Communications
937-578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Nine Months
Ended July 2, 2005 and June 26, 2004
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 10

		Three Months Ended			Nine Months Ended
		July 2,	June 26,	%	July 2,	June 26,	%
	Footnotes	2005	2004	Change	2005	2004	Change
Net sales		$910.8	$769.1	18.4%	$1,942.1	$1,674.3	16.0%
Cost of sales		555.4	463.0		1,205.9	1,031.3
Cost of sales — restructuring and other		0.0	0.2		0.1	0.9

Gross profit		355.4	305.9	16.2%	736.1	642.1	14.6%
% of sales		39.0%	39.8%		37.9%	38.4%
Gross commission from marketing agreement		31.2	30.4		53.4	45.7
Contribution expenses under marketing agreement		6.3	6.2		18.8	18.7
Deferred contribution charge		45.7	—		45.7	—
Amortization of marketing fee		0.8	0.8		2.5	2.5

Net commission from marketing agreement		(21.6)	23.4	nm	(13.6)	24.5	nm
Operating expenses:
Advertising		49.8	41.7	19.5%	105.5	89.8	17.5%
S,G&A		117.3	93.8	25.1%	329.6	278.2	18.5%
S,G&A -Stock-based compensation		2.8	3.7		7.4	8.1
S,G&A — lawn service business		16.1	13.3		46.2	38.6
S,G&A — restructuring and other		(0.1)	2.4		1.1	3.1
Amortization of intangibles		2.6	2.3		8.1	7.1
Loss on impairment of intangibles		—	—		22.0	—
Other (income) expense		(7.0)	(2.5)		(6.3)	(6.3)

Total operating expenses		181.5	154.7	17.4%	513.6	418.6	22.7%

Income from operations		152.3	174.6	-12.8%	208.9	248.0	-15.7%
% of sales		16.7%	22.7%		10.8%	14.8%
Interest expense — refinancing		—	0.3		—	44.6
Interest expense — recurring		11.6	12.7		34.8	38.1

Income before taxes		140.7	161.6	-12.9%	174.1	165.3	5.4%
Income tax expense		52.6	61.4		65.3	62.8

Net income from continuing operations		88.1	100.2	-12.1%	108.8	102.5	6.2%
Net income from discontinued operations		0.4	0.1		0.2	0.2

Net income		$88.5	$100.3	-11.7%	$109.0	$102.7	6.1%

Basic income per share	(1)	$2.65	$3.09	-14.2%	$3.28	$3.18	3.1%

Diluted income per share	(2)	$2.58	$3.01	-14.3%	$3.19	$3.09	3.2%

Common shares used in basic income per share calculation		33.5	32.5	3.0%	33.2	32.2	3.1%

Common shares and potential common shares used in diluted income per share calculation		34.3	33.3	3.0%	34.2	33.2	2.9%

EBITDA	(3)	$168.6	$189.7	-11.2%	$257.0	$291.3	-11.8%

Results of operations excluding restructuring, refinancing charges, loss on impairment:
Adjusted net income		$117.2	$102.2	14.7%	$152.0	$132.7	14.5%

Adjusted diluted income per share	(2)	$3.41	$3.06	11.4%	$4.45	$4.00	11.3%

Adjusted EBITDA	(3)	$214.2	$192.3	11.4%	$325.9	$295.2	10.4%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Nine Months
Ended July 2, 2005 and June 26, 2004
(in millions)
(unaudited)

	Three Months Ended
	July 2,	June 26,
	2005	2004	% Change
North America	$656.7	$588.0	11.7%

Scotts LawnService	59.8	50.0	19.6%

International	136.0	131.1	3.7%

Other	58.3	—	na

Consolidated	$910.8	$769.1	18.4%

	Nine Months Ended
	July 2,	June 26,
	2005	2004	% Change
North America	$1,353.2	$1,250.7	8.2%

Scotts LawnService	102.3	84.8	20.6%

International	362.3	338.8	7.0%

Other	124.3	—	na

Consolidated	$1,942.1	$1,674.3	16.0%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
July 2, 2005, June 26, 2004 and September 30, 2004
(Unaudited)
(in millions)

	July 2,	June 26,	September 30,
	2005	2004	2004
ASSETS
Current assets
Cash and cash equivalents	$176.8	$39.1	$115.6
Investments	—	—	57.2
Accounts receivable, net	537.7	548.8	292.4
Inventories, net	355.8	335.5	290.1
Current deferred tax asset	20.2	60.6	24.9
Prepaid and other current assets	55.8	52.2	50.1

Total current assets	1,146.3	1,036.2	830.3
Property, plant and equipment, net	326.9	323.0	328.0
Goodwill, net	442.2	421.3	417.9
Other intangible assets, net	414.6	430.1	431.0
Other assets	44.5	41.1	40.6

Total assets	$2,374.5	$2,251.7	$2,047.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$18.1	$25.3	$22.1
Accounts payable	211.9	238.0	130.3
Other current liabilities	387.2	354.1	281.2

Total current liabilities	617.2	617.4	433.6
Long-term debt	603.7	612.0	608.5
Other liabilities	136.8	162.2	131.1

Total liabilities	1,357.7	1,391.6	1,173.2
Shareholders’ equity	1,016.8	860.1	874.6

Total liabilities and equity	$2,374.5	$2,251.7	$2,047.8

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Nine
Months Ended July 2, 2005 and June 26, 2004
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004

Net income (items net of tax)	$88.5	$100.3	$109.0	$102.7
Deferred contribution charge	28.8	—	28.5	—
SG&A — restructuring and other- Central litigation recovery	(5.0)	—	(4.9)	—
Restructuring and other charges- primarily severance	4.9	1.7	5.6	2.4
Loss on impairment of intangibles	—	—	13.8	—
Debt refinancing charges	—	0.2	—	27.6

Adjusted net income	$117.2	$102.2	$152.0	$132.7

Diluted income per share (items net of tax)	$2.58	$3.01	$3.19	$3.09
Deferred contribution charge	0.83	—	0.83	—
SG&A — restructuring and other- Central litigation recovery	(0.14)	—	(0.14)	—
Restructuring and other charges- primarily severance	0.14	0.05	0.16	0.08
Loss on impairment of intangibles	—	—	0.41	—
Debt refinancing charges	—	—	—	0.83

Adjusted diluted income per share	$3.41	$3.06	$4.45	$4.00

Income from operations	$152.3	$174.6	$208.9	$248.0
Depreciation	12.8	12.0	37.5	33.8
Amortization, including marketing fee	3.5	3.1	10.6	9.5

EBITDA	168.6	189.7	257.0	291.3

Deferred contribution charge	45.7	—	45.7	—
SG&A — restructuring and other- Central litigation recovery	(7.9)	—	(7.9)	—
Restructuring and other charges- primarily severance	7.8	2.6	9.1	3.9
Loss on impairment of intangibles	—	—	22.0	—

Adjusted EBITDA	$214.2	$192.3	$325.9	$295.2

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations
(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.
(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.
(3)	“EBITDA” is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.